Exhibit 10.31

June 4, 2025

Dear Scott,

Angel Studios is pleased to offer you a full-time position as the Chief Financial Officer. We know that your knowledge, skills, and experience will be a great asset to our team, and we look forward to working together to amplify light!

We are excited to offer you the following compensation:

●	Annual Salary: $295,000 paid in biweekly installments (up to 26 payments per calendar year) by your choice of check or direct deposit.
●	Stock Options: 50,000 Angel stock options, pending board approval. Twenty-five percent (25%) of the options shall vest on the one-year anniversary of the vesting commencement date, and 1/36 of the remaining options shall vest each month thereafter on the same day.
●	Performance Options: 15,000 Performance Bonus Plan options, pending board approval and vesting according to company valuation benchmarks.
●	Benefits: Angel-provided benefits include:

●	Eligibility for Company Funded Medical, Dental, Vision, Short-term, and Long-term disability plans
●	401(k) program with matching
●	Flexible Work Schedule
●	Generous Paid Time Off

We recognize you’re coming from a strong compensation structure, and we want to respect that with the exciting upside that comes through Angel's equity package. More importantly, as a key leader, you’ll directly influence the company’s trajectory and the significant growth of this equity.

We hope that you will accept this offer to join our team, contingent upon your completion of all pre-hire and onboarding requirements. Please call me if you have questions or concerns.

Sincerely,

/s/ Neal Harmon

Neal Harmon
CEO

Angel Studios

ADDITIONAL DETAILS:

At-Will Employment: Your employment with Angel is "at will," meaning that either you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Additional Agreements: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, these additional agreements.

Contingencies: This offer is contingent upon the successful completion of any background or reference checks and the execution of the confidentiality agreement as desired by the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Probationary Period: The first ninety (90) days of employment shall be considered a probationary period. During this time, the Employer will evaluate the Employee’s performance, conduct, and overall suitability for the role. Either party may terminate the employment relationship at any time during the probationary period, with or without cause and with or without notice.

Entire Agreement: This employment agreement, along with the Confidentiality Agreement, sets forth the terms and conditions of your employment with the Company and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this agreement. This employment agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

I hereby agree to and accept employment with Angel on the terms and conditions outlined in this offer letter.

Signature:	/s/ Scott Klossner	Date:	6/4/25